UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2018

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Wood Branch Park Drive, Suite 600, Houston, TX	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 6, 2018, American Electric Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with its wholly-owned subsidiary, M&I Electric Industries, Inc. (the “Seller”), M&I Electric, LLC (the “Buyer”) and Myers Power Products, Inc. (the “Buyer’s Parent”).

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Seller will sell to the Buyer the U.S. based assets of the Seller. The cash purchase price for the for the assets will be $17.3 million resulting in cash proceeds at closing of approximately $13.9 million after working capital and other closing adjustments. The Buyer is also assuming approximately $12.8 million of liabilities related to the assets being sold.

Upon the closing of the Agreement the Company will pay off its long term debt of $6.5 million and certain other expenses in connection with the sale resulting in additional working capital of approximately $5.2 million upon completion of the transaction.

The Company will continue to operate its Brazilian subsidiary and will retain its interest in its BOMAY Joint Venture with China National Petroleum Company (CNPC). The Buyer has agreed to continue to provide certain technical support to BOMAY post-closing and not to engage in the business being conducted by BOMAY in China and by the Company’s Brazilian subsidiary in Brazil for up to five years post-closing.

The Purchase Agreement contains the customary conditions to closing of transactions of this type. It also contains a condition to closing which requires that 50% of the Sellers employees agree to work for the Buyer.

The parties to the Purchase Agreement have each made customary representations and warranties. The Purchase Agreement requires a Representation and Warranty insurance policy which will the exclusive source of the Company’s and the Seller’s indemnification obligation for breach of any representation or warranty of Seller in the agreement, other than for fraud.

The Purchase Agreement contains specified termination rights for the Buyer and the Seller, including a mutual termination right in the event that the purchase transaction is not consummated by September 30, 2018.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On August 6, 2018, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Asset Purchase Agreement dated August 6, 2018 by and among American Electric Technologies, Inc., M&I Electric Industries, Inc., M&I Electric, LLC and Myers Power Products, Inc.

99.1	Press Release dated August 8, 2017 announcing execution of the Asset Purchase Agreement for the sale of the U.S. based assets of M&I Electric Industries, Inc.

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: August 10, 2018	By:	/s/ Charles M. Dauber
Charles M. Dauber
President and CEO